Exhibit 3.22

GROUP 1 TO GROUP 2 CONVERSION AGREEMENT

This Group 1 to Group 2 Conversion Agreement, dated as of October 24, 2017 (the “Effective Date”), is made by and between Fly High Eyes, LLC (“Fly High Eyes”), PogoTec, Inc., a Delaware Corporation (the “Company”), and Ronald D. Blum (“Blum”).

RECITALS:

1. The Company entered into a financial arrangement with Pacific Western Bank (or its designees) (the “Bank”) to provide debt for financing of the Company’s continued operations in the amount of up to $20,000,000 (including any refinancing in the future of the amounts extended by Bank, the “Bank Loan”) under that certain Loan Agreement dated as of June 14, 2017, by and between the Company, as borrower, and Bank, as lender (as the same may be modified, amended, restated or supplemented from time to time, the “Credit Agreement”).

2. Certain investors of the Company (the “Investors”) arranged for one or more irrevocable standby letters of credit in form and substance acceptable to Bank to be issued by various financial institutions naming Bank as the beneficiary thereunder (each an “SLC” and collectively the “SLCs”)), in an aggregate amount per such Investor equal to the amount set forth opposite such Investor’s name on Schedule I to the Contribution Indemnity, Intercreditor and Collateral Agency Agreement (the “Contribution Agreement”) (as such Schedule I may be updated from time to time) (such amount the “SLC Amount”), (b) certain of the Investors have made term loans (“Investor Loans”) to the Company pursuant to a note purchase agreement and certain promissory notes (collectively, the “Investor Loan Documents”) in an aggregate amount per such investor equal to the amount set forth opposite such Investor’s name on Schedule II to the Contribution Agreement (as such Schedule II may be updated from time to time) (such amount, the “Investor Loan Amount”). Four of the Investors were affiliated with Fly High Eyes, LLC.

3. The Investors were divided into two groups, group 1 (“Group 1”) and group 2 (“Group 2”). Group 1 is comprised of four of the Investors that were all affiliated with Fly High Eyes. The remainder of the Investors were part of Group 2. The only difference between Group 1 and Group 2 was in the terms of the warrant issuance agreement and warrant (the “Group 1 Warrant Issuance Agreement” and “Group 1 Warrant”, and the “Group 2 Warrant Issuance Agreement” and “Group 2 Warrant”). In exchange for the SLCs and Investor Loans provided by the four Investors affiliated with Fly High Eyes, Fly High Eyes was issued one Group 1 Warrant. All other Investors were each issued their own Group 2 Warrant. As part of the Group 1 Warrant Issuance Agreement, Blum issued a Warrant to the Company to cover obligations under the Group 1 Warrant Issuance Agreement (the “Blum Warrant”).

4. On or about June 14, 2017, Christopher Banning gave $600,000, and Clifton Cokingtin gave $1,000,000, towards the SLC Amount. On or about June 14, 2017, Scott McKnight gave $1,400,000, and Kurt Weir gave $2,000,000, towards the Investor Loan Amount. In exchange for the cumulative SLC Amount and Loan Amount from Christopher Banning, Clifton Cokingtin, Scott McKnight, and Kurt Weir, Fly High Eyes was issued a Group 1 Warrant with a guaranteed obligation principal of $5,000,000.00.

5. Fly High Eyes agrees to convert its Group 1 Warrant to a Group 2 Warrant on the same terms and conditions as all other Group 2 Investors.

6. Fly High Eyes is willing to provide additional standby letters of credit and/or loans under the Investor Loan Documents if and only if the Group 1 Warrant is converted into a Group 2 Warrant, and the Company desires to induce Fly High Eyes to provide such additional standby letters of credit and/or loans.

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7. Each of Fly High Eyes, Blum, and the Company, finds it advantageous, desirable and in its best interest to execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, the parties hereto agree as follows:

1. Amendment of Group 1 Warrant Issuance Agreement and Warrant. On the Effective Date, (a) the Group 1 Warrant Issuance Agreement signed by Fly High Eyes and the Company on June 14, 2017 (Attachment 1) shall be amended and restated to read as set forth in the Group 2 Warrant Issuance Agreement as attached hereto as Attachment 2, (b) the Group 1 Warrant issued to Fly High Eyes, Attachment A to Attachment 1, shall be amended and restated in its entirety to read as set forth in the form of Group 2 Warrant attached as Attachment A to the Group 2 Warrant Issuance Agreement, Attachment 2, and (c) the Blum Warrant shall be cancelled.

2. New Warrant. On request of the Company, Blum hereby agrees to cause Blum Family LLC to issue to the Company a warrant for 241,443 shares of Common Stock, which warrant may be exercised upon the exercise by Brendan Sheil of equity compensation granted by the Company to Mr. Sheil, such warrant in the form attached hereto as Attachment 3.

3. Limitation Relative to Other Agreements. Nothing contained in this Agreement is intended to impair, as between the Investors and the Company, the rights of the Investors and the obligations of the Company under the Collateral Documents, and the agreements, documents and instruments delivered in connection therewith.

4. Counterparts. This Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute but one and the same instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Any facsimile copy or .pdf copy of a signature hereto shall have the same effect as the original thereof.

5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED AS TO VALIDITY, INTERPRETATIONS, ENFORCEABILITY AND EFFECT BY THE INTERNAL LAWS (AS OPPOSED TO CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

6. Jurisdiction and Venue. THE COMPANY AND FLY HIGH EYES HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN NEW YORK, NEW YORK. IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY COLLATERAL DOCUMENT, AND EACH OF THE COMPANY AND FLY HIGH EYES HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

7. Waiver of Jury Trial. THE COMPANY AND FLY HIGH EYES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY COLLATERAL DOCUMENT, OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

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IN WITNESS WHEREOF, the parties have executed this Group 1 to Group 2 Conversion Agreement as of the Effective Date.

POGOTEC, INC.

By:	/s/ Diane Munn
Diane J. Munn, Chief Financial Officer

Notice information:
PogoTec, Inc.
4502 Starkey Road, Suite 109
Roanoke, Virginia 24018

Attention: Diane J. Munn

By:	/s/ Ronal Blum
Ronald D. Blum

Fly High Eyes, LLC

By:	/s/ Kurt Weir
By:	Kurt Weir, Managing Partner

ATTACHMENT 1

The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

ATTACHMENT 2

[See exhibit 3.19]

ATTACHMENT 3

The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.